Exhibit (b)(6)

                    SCUDDER INTERNATIONAL FUND, INC.

     On February 7, 2000, the Board of Directors of Scudder International Fund, Inc. adopted the following amending the By-Laws of the corporation to read as follows:

                  RESOLVED, that the first sentence of the second paragraph of
                  Article I, Section 8 of the Fund's By-Laws shall be amended to read as follows (additions are underlined, and deletions are struckout):

                  Section 8. Voting. Each stockholder entitled to vote at any meeting of stockholders may authorize another person or persons to act for him by a proxy signed by the stockholder or his attorney-in-fact.

                  FURTHER RESOLVED, that Article I, Section 12 of the Fund's By-Laws shall be added and read as follows:

                  Section 12. Proxy Instructions Transmitted by Telephonic or Electronic Means. The placing of a Shareholder's name on a proxy pursuant to telephonic or electronically transmitted instructions obtained pursuant to procedures reasonably designed to verify that such instructions have been authorized by such Shareholder shall constitute the proxy of such Shareholder.